Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 191 to File No. 811-01136 and File No. 002-19458) of Guggenheim Funds Trust of our reports dated November 25, 2015 on the financial statements and financial highlights of each of the series constituting Guggenheim Funds Trust included in the September 30, 2015 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
January 26, 2016